Exhibit 99.1

    AMIS Holdings, Inc. Announces David Rickey's Plan to Resign as Director


    POCATELLO, Idaho--(BUSINESS WIRE)--Dec. 6, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced that David Rickey has notified the Company of his intention to resign as director in 2005 for personal reasons. Mr. Rickey, who also recently announced his intention to retire as Chief Executive and Chairman of Applied Micro Circuits Corporation, joined the board of directors of the Company in 2001. The board of directors has commenced a search for his successor.
    "We've been honored to have Dave Rickey serve on our board of directors," said Christine King, chief executive officer and president of AMIS Holdings, Inc. "We look forward to his continued contribution as a director while we look for his replacement."

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.


    CONTACT: AMI Semiconductor, Pocatello
             Editorial Contact:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com
             or
             Investor Contact:
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com